EX-23.2

            Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1/A of our report dated May 12, 2003, except for the fifth paragraph of Note 7(a) as to which the date is June 13, 2003, relating to the financial statements and financial statement schedule of ATC Healthcare, Inc. and Subsidiaries, as of and for the years ended February 28, 2003 and 2002, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
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Melville, New York
September 13, 2004